BOARD APPROVED POLICY
Director Compensation Policy
Latest revision date
7/22/24
Latest review date
7/22/24
Effective date
7/22/24
Related policies
•Director Policy
Related documents
•Bylaws (First Horizon Corporation)
•2021 Incentive Plan

I.General Statement of Policy
Overview
This policy governs the primary aspects of the compensation of directors of First Horizon Corporation (FHN) and First Horizon Bank (the “Bank”).

II.Implementation
Inside Directors
Inside (officer/employee) directors will receive no compensation for Board or committee membership or chair status.
Outside Directors—General
Outside (non-employee) directors on the FHN Board will receive the compensation set forth in the table below for their service as a director. (Table shown is effective starting with second quarter of 2024.)
Outside Director Compensation
(April 1 through March 31 Pay Year)

Base Retainer:	$90,000 cash annually
$140,000 RSUs annually
Additional retainers:	Annual cash amounts:
Lead director	$50,000
Outside Chairman of the Board*	$125,000
Chair of Audit Committee	$40,000
Chair of other committees (Comp., Exec., Risk, NCG, IT)	$35,000
Non-chair service on Audit, Executive, & Risk Committees	$15,000
Non-chair service on Comp., NCG, & IT Committees	$10,000
*    The Board may determine to pay this additional retainer in whole or part in RSUs. If there is an outside Chairman, the Chairman’s additional retainer is to be paid in lieu of all committee-related additional retainer amounts other than for service on the Executive Committee & Risk Committee.

No extra compensation is paid for meeting attendance, special meetings, or special committee service unless approved by the Board. Outside directors are not separately compensated for the Bank’s Board or the Bank’s committee service. An outside director serving on both the Executive and the Risk Committees is compensated for one committee rather than for each separately. The total of each director’s cash base retainer and additional retainer amounts (“total cash compensation”) will be calculated after the organization meeting of the Board following the annual meeting of shareholders based on committee assignments and lead director status established or continued at that Board meeting. Each director’s total cash compensation will be divided into four equal installments and paid quarterly in arrears during the pay year. As used in this section of this Policy, a “calendar year” consists of the twelve months January through December while a “pay year” consists of the last three quarters of a calendar year plus the first quarter of the next year.
RSU Awards
General. The dollar amount of the RSU portion of each director’s base retainer, plus any cash elected to be paid as RSUs (as provided below), will be converted into an award of restricted stock units (“RSUs”) granted under FHN’s 2021 Incentive Plan or any duly adopted successor plan (as applicable, the “Stock Plan”). An RSU represents the right to receive a share of FHN common stock at vesting as provided below. RSU awards for each pay year are to be granted annually in advance with a "Pricing Date" of the second trading day after the organization meeting of the Board following the annual meeting of shareholders. The number of RSUs to be granted for the pay year will be determined as provided below under “RSU Administration.” RSUs granted to outside directors: generally will vest on April 22 of the calendar year following grant; will earn dividend equivalents that will cumulate without interest and be paid in cash when shares are delivered; and will carry no voting or other rights associated with actual stock. At vesting, shares and cash (for dividend equivalents) will be delivered reasonably promptly (but no more than four weeks) thereafter, and may be delivered electronically, through an administrative vendor, or otherwise as is administratively convenient. Each director is responsible for any income or other taxes associated with RSUs. If a director is elected at an annual meeting but is required to tender a resignation for failing to receive a majority of the votes cast, that director will not receive any grant of RSUs for that year until the Board has rejected that tender as provided in the Bylaws.
Vesting Date Adjustments. (a) If the next annual meeting of shareholders following an RSU grant occurs on or before April 22, then vesting of those RSUs will be accelerated to occur immediately before the start of that next annual meeting or the earliest vesting date permitted by the Stock Plan, whichever is later. (b) If an annual meeting of shareholders occurs late enough within a pay year such that April 22 is too early to be permitted by the Stock Plan to be the vesting date for the RSUs granted for that pay year, then the vesting date for those RSUs will be the earliest date that is permitted by that Plan.
RSUs and Termination of Service. If a director ceases to serve on the Board for any reason, then all unvested RSUs will be forfeited unless the departure is due to one of these exceptions: death, disability, acceptance of a Bylaw tender, normal shareholder action, or change in control. In cases involving one of those exceptions: forfeiture will be avoided and vesting of RSUs will be accelerated to the date of departure. In addition, in connection with retirement a director may request the Board to waive forfeiture caused by that departure in whole or part. For purposes of outside director equity-based awards: “disability” means total and permanent disability; and “fair market value” and “change in control” have the meanings given in the plan under which the award was granted. A “Bylaw tender” by a director is a tender of resignation required by Section 7.1(b) of FHN’s Bylaws (or any successor section) associated with the director leaving his or her principal outside position; and, an “acceptance” of a Bylaw tender means the acceptance by the Board of such a tender of resignation. A director would leave the Board by “normal shareholder action” if he or she stands for re-election at the annual or other meeting of shareholders and either is voted out of office directly or fails to receive a majority of the votes cast and as a result is required to tender his or her resignation which is accepted by the Board. “Normal shareholder action” does not include removal from the Board for misconduct or other cause. Although the Board may act as it deems appropriate, traditionally for outside directors “retirement” means any termination, not caused by death or disability, after the attainment of age 65 or ten years of service as a director of FHN.
RSU Administration. The number of RSUs granted after the annual meeting will be determined by dividing the annual dollar amount of the RSU retainer, plus any cash amount elected to be replaced with Additional RSUs, by the average accounting value of FHN’s common stock measured during the period of five consecutive trading days ending on the trading day immediately preceding the Pricing Date. However, that five-day period will be delayed to the minimum extent possible if any part of it precedes or includes the day quarterly earnings are announced so that the entire five-day pricing period for the grant falls after the day of the announcement. No discount will be applied for any risk of failure to vest. The formal grant date will be determined by management for administrative necessity and expedience consistent with the provisions of this Policy, but will not be earlier than the Pricing Date. For an award of part-year RSUs to a director elected by the Board after the annual meeting, the principles in this Policy for ordinary annual RSU grants will be applied using the later election date.
The RSU awards are to be implemented by management without further action by the Board. However, in a particular case or circumstance, the Board may change or make specific exceptions to any equity award otherwise called for above. The Board may waive any forfeiture in whole or part in its discretion, subject to any conditions the

Board may choose to impose. Directors may receive such other awards as may be approved by the Board. Perquisites and other benefits for outside directors are to be provided or paid as approved by the Board.
In no event will the number of share-settled RSUs granted in any year exceed the share limits on outside director grants imposed by the Stock Plan as in effect at the time of the organization meeting of the Board. To the extent a grant were to exceed that limit, the excess RSUs will be granted as provided above but will be paid entirely in cash based on the average closing price of the Company’s common stock during the five consecutive trading days ending on the trading day immediately preceding the vesting date.
Election to Defer
Each outside director may elect to defer all or any part of his or her total cash compensation into an interest-accruing account of the First Horizon Corporation Non-Qualified Deferred Compensation Plan or any other duly adopted deferral plan, now existing or hereafter approved (collectively, “Deferral Plan”), subject to the terms, conditions, and limitations of the Deferral Plan. As of the regular RSU grant date near the beginning of each pay year, the portion of a director’s total cash compensation which is not subject to a deferral election pertaining to that pay year is his or her “non-deferred total cash compensation” for that pay year.
Election to Replace Non-Deferred Total Cash Compensation with Additional RSUs
Each year, not later than the close of business on the RSU grant date provided above, each outside director may elect to replace all or any part of his or her non-deferred total cash compensation with additional RSUs (“Additional RSUs”) granted on the same grant date, and with the same terms, as the base retainer RSUs granted for that pay year. Each year, shortly before the annual meeting of shareholders, management will ask each outside director who is nominated for election at that meeting to make a cash replacement election for the new pay year. Unless otherwise instructed by a director in writing, management will assume that: each continuing director who fails to timely make an election intends for his or her most recent prior election to apply to the new pay year; and each new nominee who fails to timely make an election intends no replacement of cash with Additional RSUs.
Effects and Limitations of Combining Deferral and RSU Elections
If an outside director makes a deferral election applicable to a pay year, and also elects to have non-deferred total cash compensation related to that same pay year replaced with Additional RSUs, then:
1)Only non-deferred total cash compensation, as determined shortly before the RSU grant date based on deferral elections in place at that time, may be replaced with Additional RSUs. If a director chooses a percentage of his or her total cash compensation to be replaced with Additional RSUs that exceeds what is permitted, that director will be treated as having elected to replace 100% of his or her non-deferred total cash compensation for that pay year.
2)The dollar amount of total cash compensation which is replaced with Additional RSUs is not available for deferral under the Deferral Plan. Once Additional RSUs are granted to a director, a change in the director’s deferral elections under the Deferral Plan cannot operate to defer unavailable amounts.
3)To the extent consistent with the Deferral Plan and subject to such administrative limitations as management may impose: a director may defer a specified percentage of total cash compensation for a pay year, and may replace 100% of the remaining total cash compensation for that year; and, a director may replace a specified percentage of total cash compensation for a pay year, and may defer 100% of the remaining total cash compensation for that year.
4)Management is authorized and directed to apply the principles articulated in this policy to other situations that might arise in order to harmonize application of the deferral and replacement programs.
Timing Matters
No director who is not standing for re-election at the next annual meeting is entitled to any compensation pertaining to the second quarter of the final calendar year he or she is in office, except that RSUs vesting in April of that quarter shall not be disturbed by this sentence.
No continuing director is entitled to any compensation pertaining to a pay year unless and until he or she has been re-elected at the annual meeting of shareholders occurring during that pay year and has not resigned pursuant to a Bylaw tender.
If a new outside director first is elected to the Board after the annual meeting of shareholders, his or her compensation will be pro-rated and generally will begin with that quarter during which he or she first attends, and participates as a director in, a regular quarterly Board meeting. For example, a new outside director who is first elected in October, who attends the regular Board meeting for the fourth calendar quarter, and who participates in that meeting as a director, would receive compensation pro-rated for the remainder of the pay year, or 50% of a full pay year. Such compensation would include total cash compensation paid quarterly and a part-year award of RSUs. Additional RSUs may be elected prior to the RSU grant date. Cash compensation for the remainder of the pay year will be determined based on the new director’s initial committee assignments. However, the vesting date for the part-year RSUs (regular or Additional) will not be April 22; in conformity with the requirements of the Stock Plan, the vesting date of part-year awards will be the first anniversary of grant.
Assignment Change
If an outside director’s committee, lead director, or chair assignments are changed after the organization board meeting in the first quarter of a pay year (in this paragraph, an “assignment change”), then the quarterly payments of total cash compensation for that director for the remainder of the pay year will be adjusted up or down as follows. Management will re-calculate the director’s total cash compensation for the pay year on a blended basis, based on the quarters during which the original assignment was effective and the quarters during which the new assignment will be effective, to arrive at a new blended total cash compensation amount for the pay year. Management then will subtract from that total the cash payments (or deferrals) made to date for that pay year. The difference will be paid to the director in equal installments over the remaining quarters of the pay year. If assignment changes are made more than once for a particular director during a pay year, management shall apply the principles of this paragraph as equitably as possible to avoid an unfair windfall or shortfall.
If a director makes a cash replacement election, it is implemented based on expectations at the time of grant and results in a fixed RSU grant. To the extent possible, Additional RSUs, and the cash amount replaced by Additional RSUs, will not be adjusted due to an assignment change. As a result, non-replaced cash will bear the adjustments called for above. Accordingly, if an outside director experiences an assignment change during a pay year for which he or she has been granted Additional RSUs, then:
1)    If the assignment change increases his or her total cash compensation for the pay year, the difference will be paid (or deferred) in cash in the normal course and will not result in additional Additional RSUs.
2)    If the assignment change decreases his or her total cash compensation for the pay year, the difference will be applied entirely to reduce his or her cash to be paid (or deferred) from and after the effectiveness of the assignment change, and generally will not result in forfeiture of outstanding RSUs (subject to #3 below).
3)    If an assignment change decreases a director’s total cash compensation for a pay year so substantially that total cash compensation for that pay year is below the dollar amount of the non-deferred total cash compensation that was replaced with Additional RSUs, then the Board may order a corresponding reduction in (partial forfeiture of) those outstanding Additional RSUs; however, absent such an order, cash paid (or deferred) will be reduced to zero for the remainder of the pay year but outstanding RSUs will not be reduced.
Regional Board Service. To improve the directors’ knowledge and understanding of FHN and the Bank and their markets, customers, and officers, and to enhance each director’s service as a director of FHN, FHN’s outside directors are encouraged to become, where practicable, members of one of the Bank’s Regional Boards. A director who becomes a member of a Regional Board shall not be compensated as a member of the Regional Board but shall receive attendance fees for attendance at Regional Board meetings (at the same rate as is paid for other Regional Board members, not to exceed $500 per meeting) as part of his or her FHN director compensation. Such director shall report back to the FHN Board regarding his or her attendance at Regional Board meetings. Membership by an FHN director on a Regional Board is deemed by FHN’s Board of Directors to be part of the FHN director’s service as a director of FHN.

III.Delegation of Authority
The Compensation Committee is delegated the authority to interpret and oversee the administration of this Policy, consistent with that Committee’s charter. Substantive exceptions are to be acted upon only by the Board.

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